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                        DEFERRED  COMPENSATION  AGREEMENT


THIS AGREEMENT, between TDS and RUDOLPH E. HORNACEK, entered into on
November 30, 1995 (to supersede the Agreement dated August 28, 1995), by and between Rudolph E. Hornacek (hereinafter referred to as "Executive") and Telephone and Data Systems, Inc. (hereinafter referred to as "Company"), an Iowa Corporation, located at 30 North LaSalle Street, Suite 4000, Chicago, Illinois, 60602.

WITNESSETH:

WHEREAS, the Executive is now and will in the future be rendering valuable services to the Company, and the Company desires to assure the continued loyalty, service and counsel of the Executive;

WHEREAS, the Executive desires to defer a portion of his monthly salary until retirement, resignation, disability or death;

NOW, THEREFORE, in consideration of the covenants and agreements herein set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1. DEFERRED COMPENSATION ACCOUNT. The Company agrees to establish and maintain a book reserve (the "Deferred Compensation Account") for the purpose of measuring the amount of deferred compensation payable under this Agreement. Credits shall be made to the Deferred Compensation Account as follows:

     a) On September 30, 1995, and at the end of each month during the Executive's continued employment with the Company, there shall be deducted from the Executive's payroll check and credited to the Deferred Compensation Account the sum of $3,000.00.

     b) Commencing on October 31, 1995, and on the last day of each month thereafter during the Executive's continued employment with the Company, there shall be credited to the Deferred Compensation Account (before any amount is credited for the month then ending pursuant to paragraph 1(a)), interest, compounded monthly on the balance in the Deferred Compensation Account multiplied by the average 30-year Treasury Bond rate of interest (as published in the Wall Street Journal for the last day of the preceding month) plus 1.25% times 1/12 (monthly interest).

          Monthly reports which specify the amount credited to the Executive's Deferred Compensation Account during the previous month (amount deferred plus interest) and the then current balance, shall be provided to the Executive.

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2.   PAYMENT OF DEFERRED COMPENSATION.

     a) In the event the Executive terminates his employment for whatever reason ("Termination Event"), the Company will compute the balance in the Deferred Compensation Account as of the last day of the preceding month (the "Ending Balance"). In the event that the Executive becomes disabled, his employment shall for these purposes be deemed to terminate on the first day of the month which he begins to receive long term disability payments provided by the Company's insurance carrier (thus, the Ending Balance shall be computed as of the preceding month). Payment of deferred compensation under these events will be in accordance with the Executive's payment method election in paragraph 2(e).

     b) The Executive will elect the payment method for receiving his Ending Balance either in a lump sum or in an indicated number of installments. This determination will be made at the time of execution of the agreement in section 2(e). Any amendment changing the payment method to defer income over a longer period of time must be made at least two years prior to a Termination Event to be considered effective.

     c) In the event the Executive chooses the installment option, he will inform the Company of the number of installment he wishes to receive. The installments will be paid quarterly (not to exceed 20 quarters)commencing with the fifteenth day of the quarter following the quarter in which the Executive's service with the Company terminates. Installments will then be paid on the fifteenth day of each succeeding calendar quarter until the Ending Balance and accrued interest has been paid.

     d) If the Executive dies prior to the total distribution of the Ending Balance, the Company shall pay an amount equal to the then current balance including accrued interest in the Deferred Compensation Account. Such payment shall be made in a lump sum within 30 days following the Executive's death to the Executive's Designated Beneficiary (as hereinafter defined). However, if the Executive is married at the time of death, the Executive may designate (at the time of entering this agreement) that the payments specified in 2(c) continue to the spouse. If such spouse dies before all payments are made, the procedures in 3(a) and 3(b) shall apply.

     e) Payment of Deferred Compensation Election (Executive must choose one option):
          i)         Lump sum distribution; or
               -----
          ii)    X   Installment Method.  The amount of each installment shall
               ----- be equal to one-twentieth (cannot be less than one-twentieth) of the Ending Balance plus accrued interest compounded monthly for the preceding calendar quarter.

          If the Executive does not fully complete the blanks shown in paragraph 2(e), it will be assumed that he has chosen the lump sum option.

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3.   DESIGNATION OF BENEFICIARIES.

     a) The Executive may designate a beneficiary to receive any amount payable pursuant to paragraph 2(c) (the "Designated Beneficiary") by executing or filing with the Company during his lifetime, a Beneficiary Designation in the form attached hereto. The Executive may change or revoke any such designation by executing and filing with the Company during his lifetime a new Beneficiary Designation.

     b) If any Designated Beneficiary pre-decease's the Executive, or if any corporation, partnership, trust or other entity which is a Designated Beneficiary is terminated or dissolved or becomes insolvent or is adjudicated bankrupt prior to the date of the Executive's death, or if the Executive fails to designate a beneficiary, then the following persons in the order set forth below shall receive the amount specified in paragraph 2(c) above:

          i)   his wife, if she is living; otherwise
          ii)  his then living descendants, per stirpes; and otherwise
          iii) his estate.

4.   MISCELLANEOUS.

     a) The right of the Executive or any other person to any payment of benefits under this Agreement shall not be assigned, transferred, pledged or encumbered.

     b) If the Company shall find that any person to whom any amount is payable under this Agreement is unable to care for his/her affairs because of illness or accident, or is under any legal disability, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be made to the spouse, a child, a parent, or a brother or sister of such person, or to any party deemed by the Company to have incurred expense for such person otherwise entitled to payment, in such manner
          and proportions as the Company may determine.   Any such lump sum
          payment, as discussed in 2(d), shall be a complete discharge of the liability of the Company under this Agreement for such payment.

     c) This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois.

     d) The Executive is considered to be a general unsecured creditor of the Company with regard to the deferred compensation amounts to which this Agreement pertains.

     e) The deferred amounts under this Agreement are unfunded for tax and ERISA purposes.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


TELEPHONE AND DATA SYSTEMS, INC.  ("Company")



By:  /s/ LeRoy T. Carlson, Jr.
     ----------------------------------------
             LEROY T. CARLSON, JR.



RUDOLPH E. HORNACEK ("Executive")



By:  /s/ Rudolph E. Hornacek
     ----------------------------------------
                  EXECUTIVE